Sillenger Enters Into Mineral, Hydrocarbon and Water Exploration Contract with the Government of The Republic of Benin

TORONTO, ONTARIO. – November 30, 2011 – (Marketwire) – Sillenger Exploration Corp. (“Sillenger” or the “Company”) (OTCQB: SLGX), is pleased to announce that it has entered into a partnership contract with the Government of the Republic of Benin (“Benin”) to conduct an Airborne Geophysical Survey of its landmass and Benin’s offshore territory in the Gulf of Guinea. Under the contract, Sillenger will be granted its preferential rights for mining, hydrocarbons, and water concessions, which are revealed by the survey.

Benin has a strong desire to attract foreign investment to stimulate economic growth through the development of its natural resources, and wishes to obtain a geological and geophysical database that will enable the detection of potential mineral, hydrocarbon and groundwater deposits.

“We are very honored to be in partnership with the Government of Benin to develop the Country’s natural resources, and to begin the process of building a foundation for long-term economic growth and prosperity for the people of Benin” stated Mr. John Gillespie, President and CEO of Sillenger.

The requisite permits, licenses, and documentation are being prepared to enable the Airborne Geophysical Survey to commence by January/February 2012.

The Company also reports that Mr. Michel Ghostine, Sillenger’s African representative has resigned from his position as Executive Vice-President of the Company. However, Mr. Ghostine will remain a Director of Sillenger.

Mr. Ghostine has been appointed President and CEO of First African Exploration Corp, Sillenger’s exclusive representative for Africa and the Middle East, due to his knowledge, experience, and relationships in Africa, and to ensure the successful execution of the partnership contract with the Government of the Republic of Benin.

About the Republic of Benin

The Republic of Benin, with a population of 9 million, is located in West Africa, and is one of Africa’s most stable and democratic nations. Benin shares its border to the east with Nigeria, Africa’s leading crude oil exporter; to the west with Togo, the world’s fourth-largest phosphate producer; to the north with Niger, the world’s sixth-largest producer of uranium; and to the northwest with Burkina Faso, a country with many active exploration and development projects in its rapidly emerging mining sector.

About Sillenger Exploration Corp.

Sillenger is a natural resource development company dedicated to bringing a progressive, creative and proprietary approach to natural resource exploration. Sillenger works in partnership with governments of developing nations to help attract foreign capital investment to stimulate economic growth through the development of their natural resources sectors.

The Sillenger CLP Claims Licensing Program® is a turnkey process used in partnership with Governments to improve the way their natural resources are managed. Sillenger’s Government partners provide a “fast-track” to expediting all necessary permits, licenses, legal, and other bureaucratic documentation and procedures that exploration and extraction companies would require in order to begin their work programs in these countries.

Forward-Looking Statements

Information in this press release may contain 'forward-looking statements' Statements describing objectives or goals or Sillenger Exploration Corp.'s future plans are also forward-looking statements and are subject to risks and uncertainties, including the financial performance of Sillenger Exploration Corp. and market valuations of its stock, which could cause actual results to differ materially from those anticipated. Forward-looking statements in this news release are made pursuant to the 'Safe Harbor' provisions of the United States Private Securities Litigation Reform Act of 1995.

Contact:

Sillenger Exploration Corp
Email: info@sillenger.com
Website: http://www.sillenger.com